Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES 2014
FOURTH QUARTER AND ANNUAL RESULTS

Richardson, Texas — February 9, 2015 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2014.

Intrusion’s net loss in the fourth quarter 2014 was $0.1 million, compared to a net income of $0.2 million for the fourth quarter 2013.  Net loss for the year 2014 was $0.3 million, compared to a net income of $0.6 million for 2013.

Revenue for the fourth quarter 2014 was $1.8 million, the same as the fourth quarter 2013.  Revenue for the year 2014 was $7.2 million, compared to $7.7 million in 2013.

Gross profit margin decreased to 65% of revenue in the fourth quarter of 2014, compared to 67% of revenue in the fourth quarter 2013.  For the year, the gross profit margin increased to 65%, compared to 64% in 2013.

Intrusion’s fourth quarter 2014 operating expenses were $1.3 million, compared to $1.0 million in the fourth quarter 2013. For the year 2014, operating expenses were $4.9 million, compared to $4.2 million in 2013.

As of December 31, 2014, Intrusion reported cash and cash equivalents of $1.0 million, working capital of $0.4 million and debt of $1.8 million.

“During the fourth quarter 2014, we booked $1.4 million of orders compared to $1.4 million in the fourth quarter 2013.  Our top priority for the year 2014 and continuing forward in 2015 is to develop current and new resell partners,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 16, 2015 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 83035383.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$1,006	$1,139
Accounts receivable	737	816
Inventories, net	12	19
Prepaid expenses	105	95
Total current assets	1,860	2,069

Property and equipment, net	391	297
Other assets	61	51
TOTAL ASSETS	$2,312	$2,417

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$862	$998
Dividends payable	20	437
Line of credit payable	—	—
Obligations under capital lease, current portion	145	106
Deferred revenue	442	139
Total current liabilities	1,469	1,680

Loan payable to officer	1,530	1,530
Obligations under capital lease, noncurrent portion	130	67

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued/outstanding—200 in 2014 and 220 in 2013 Liquidation preference of $1,013 as of December 31, 2014	707	778
Series 2 shares issued/outstanding—460 in 2014 and 2013 Liquidation preference of $1,155 as of December 31, 2014	724	724
Series 3 shares issued/outstanding—289 in 2014 and 354 in 2013 Liquidation preference of $634 as of December 31, 2014	412	504
Common stock, $.01 par value:
Authorized shares — 80,000 Issued shares — 12,471 in 2014 and 12,182 in 2013 Outstanding shares — 12,461 in 2014 and 12,172 in 2013	125	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,382	55,905
Accumulated deficit	(58,698)	(58,424)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(817)	(860)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,312	$2,417

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$1,790	$1,838	$7,219	$7,663
Cost of revenue	633	600	2,532	2,751

Gross profit	1,157	1,238	4,687	4,912

Operating expenses:
Sales and marketing	490	352	1,735	1,435
Research and development	499	441	1,941	1,579
General and administrative	273	223	1,232	1,144

Operating income (loss)	(105)	222	(221)	754
Interest expense, net	(24)	(34)	(107)	(131)
Other income (expense)	—	—	54	—

Income (loss) before income taxes	(129)	188	(274)	623

Income tax provision	—	—	—	—

Net income (loss)	$(129)	$188	$(274)	$623

Preferred stock dividends accrued	(35)	(38)	(141)	(151)
Net income (loss) attributable to common stockholders	$(164)	$150	$(415)	$472

Net income (loss) per share attributable to common stockholders:
Basic	$(0.01)	$0.01	$(0.03)	$0.04
Diluted	$(0.01)	$0.01	$(0.03)	$0.03

Weighted average common shares outstanding:
Basic	12,432	12,172	12,393	12,172
Diluted	12,432	14,998	12,393	14,290